Exhibit 10.13

[LOGO]
 851 Duportail Road, Suite 220
Wayne, PA 19087

PERSONAL & CONFIDENTIAL

April 20, 2005

Mr. Andrew P. Maunder
408 Oldershaw Avenue
Moorestown, NJ 08057

Dear Andy:

        We are pleased to offer you employment with Traffic.com ® (the Company) as Chief Financial Officer reporting to Robert N. Verratti, Chief Executive Officer, at our Wayne office. The purpose of this letter is to confirm the terms of our offer to you.

        Your official start date is anticipated to be April 25, 2005. Your semi-monthly base compensation will be $8,333.33 (a rate equivalent to $200,000.00 on an annualized basis), payable in accordance with normal Company policy. In addition, you will be eligible to receive an annual discretionary bonus, 50 percent of which will be based on your individual performance and 50 percent of which will be based upon the Company's overall performance.

        Subject to Board approval, you will also receive an initial stock option grant of one hundred seventy five thousand (175,000) shares. This option grant will be subject to a four-year vesting period, with 25% vesting at the end of the first year and 6.25% per quarter thereafter until fully vested, and to other terms and conditions set forth in the 1999 Long-term Incentive Plan, as amended on May 11, 2000. Option grants are generally submitted for approval at the first Board meeting held after the employee's start date.

        If, within six (6) months from your date of employment, there is a Change in Control of the Company, you will be entitled to immediately vest in fifty (50) percent of the approved award, unless any of the following occurs with respect to your employment: (i) your employment with the Company is terminated by the Company, (ii) your compensation is reduced relative to your compensation level as of the date of the Change of Control, or (iii) there is a substantial diminution in the job, duties, or title compared to the level of such job, duties or title as of the date of the Change of Control, in which case you will be entitled to immediately vest in one hundred (100) percent of the approved award.

        You will be eligible to participate in Company fringe benefit programs. These benefits currently include medical, vision, prescription, dental, disability, and group term life insurance and are subject to change at the Company's discretion. The Company also sponsors a 401(k) plan. All reasonable business expenses will be reimbursed subject to the submission of an approved expense report.

        With respect to vacation leave, you will be eligible to receive vacation leave in the amount of twenty-five (25) days during each year of your employment with the Company, which is accrued in accordance with Company policy. Vacation leave usage is restricted to a maximum of two consecutive weeks at a time. Any unused vacation leave is forfeit at the end of each year of employment with the Company.

        Additionally, the Company will provide you with equipment as deemed necessary for your business use. Such equipment shall be installed and maintained by the Company and subject to normal business practices. Please note these items and all other business materials, including but not limited to files, e-mails, disks, correspondence, and information thereon, shall be returned to the Company upon the termination of your employment.

        Your employment is contingent upon your execution and return of the Confidential Information and Invention Assignment Agreement. By signing this letter, you acknowledge that you are not a party to any instrument or agreement with any other person or entity (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision by you of any employment services contemplated by this offer

        Your employment is also subject to your adherence to the Company's Employee Handbook Revised March 2005 together with any future revisions or amendments.

        As a legal matter, please note that this offer letter supersedes all previous discussions about the terms of your employment with the Company. In addition, please be advised that you will be employed as an "at will" employee, which means that either you or the Company can terminate your employment at any time, for any reason, with or without notice.

        We are pleased at the interest you have shown in our Company and we took forward to having you as a colleague. If you have any questions regarding the terms of our offer or any other matters regarding your potential employment with us, please do not hesitate to contact Bob Verratti or myself. If you find the above terms acceptable, sign and return this letter to my attention (please retain a copy for your records).

Sincerely
/s/ JIM SMITH Jim Smith Director of Human Resources Telephone: 610.407.7424
Accepted:	/s/ ANDREW P. MAUNDER Andrew P. Maunder	Date:	4/25/05